Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 2

SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”) dated as of May 23, 2016 between DynCorp International Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Company and the Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an indenture dated as of July 7, 2010, as supplemented as of August 17, 2012 (as so supplemented, the “Indenture”), providing for the issuance of the Company’s 10.375% Senior Notes due 2017 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consents”) of Holders (as defined in the Indenture) of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture (the “Required Consents”);

WHEREAS, the Company has offered to exchange (the “Exchange Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated May 2, 2016 (as it may be amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, the Company has solicited consents from Holders to the amendments contained herein (collectively, the “Proposed Amendments”) and the execution of this Supplemental Indenture;

WHEREAS, the Company has received Consents to the Proposed Amendments and the execution of this Supplemental Indenture from Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture, and accordingly the Company has received the Required Consents; and

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, (i) the Company and (ii) the Trustee, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof; provided that the amendments to the Indenture set forth in Section 2 hereof shall not become operative unless and until (i) the Exchange Offer is consummated in accordance with the Offering Memorandum and the Company pays the Total Offer

Consideration or Exchange Offer Consideration (each as defined in the Offering Memorandum), as applicable, in each case to Holders who have validly tendered (and not withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Company informs the Trustee in writing that the Exchange Offer has been consummated in accordance with the Offering Memorandum and the payments in clause (i) have been made (the “Amendment Effective Time”). If the Amendment Effective Time does not occur prior to the Termination Date (as defined in the Support Agreement, dated as of April 30, 2016, by and among the Company, Delta Tucker Holdings, Inc., the Subsidiary Guarantors (as defined therein), DynCorp Funding LLC and certain holders of Notes parties thereto, as amended from time to time), or if the Exchange Offer is withdrawn or not otherwise consummated for any reason upon the terms and conditions described in the Offering Memorandum, then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby and the Company will provide written notice to the Trustee of such fact.

2. Amendments to Indenture. Effective as of the Amendment Effective Time, the Indenture is hereby amended by:

(a) adding to Section 1.01 of the Indenture:

“Amendment Effective Time” shall mean the “Amendment Effective Time” as defined in Supplemental Indenture No. 2.

“Supplemental Indenture No. 2” shall mean Supplemental Indenture No. 2, dated as of May 23, 2016, between the Company and the Trustee.

(b) deleting from Article 1 of the Indenture, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Indenture that will be amended by deleting the text of each such Section or subsection, as the case may be, in its entirety, as a result of the execution of this Supplemental Indenture.

(c) deleting the following Sections or subsections of the Indenture and all references thereto in the Indenture in their entirety, with such Sections or subsections and references having no further force or effect:

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.09	Compliance Certificate

Section 4.10	Future Guarantors

Section 4.11	Liens

Section 5.01(a)(iv)	When Company May Merge or Transfer Assets

(d) deleting clauses (c), (d), (e), (f) and (i) of the definition of “Events of Default” under Section 6.01 of the Indenture.

3. Amendments to Notes. At any time after the Amendment Effective Time (i) all Notes that will be authenticated pursuant to the Indenture shall be affixed to, stamped, imprinted or otherwise legended by the Trustee with a notation as follows, and (ii) all Notes that have been authenticated pursuant to the Indenture shall be deemed to have been affixed to, stamped, imprinted or otherwise legended by the Trustee with a notation as follows:

“Effective as of the Amendment Effective Time (as defined in Supplemental Indenture No. 2), substantially all of the restrictive covenants and certain of the events of default and related provisions have been eliminated from the Indenture. Reference is hereby made to said Supplemental Indenture No. 2, copies of which are on file with the Trustee, for a description of the amendments made therein.”

4. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission (such as a “pdf” or “tif”) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission (such as a “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

11. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary Holders as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DYNCORP INTERNATIONAL INC.

By:	/s/ William T. Kansky
	Name:	William T. Kansky
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to DynCorp International Supplemental Indenture No. 2]

WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to DynCorp International Supplemental Indenture No. 2]